Exhibit 99.1

KOLORFUSION INTERNATIONAL, INC.
NEW DIRECTOR APPOINTED

KOLORFUSION INTERNATIONAL, INC. (OTCBB: KOLR), Aurora, CO., on February 12, 2009 the Company has been noticed that the previous voting group who had voted, Mr. Thomas Gerschman to the Company board, has now terminated that appointment (February 11, 2009) and this same voting group has now appointed Mr. Arnold Tinter to the Board of Directors of the Company, per its rights under the Company by-laws and as allowed under the Colorado Revised Statutes, as related to fulfillment of Board vacancies.

Mr. Tinter (age 63) has been the chief financial officer of a publically held company engaged in the restaurant franchising industry since September 1, 2006. From 1990 to the present, he has been the president of Corporate Finance Group, a company involved in financial consulting in the areas of strategic planning, mergers and acquisitions and capital formation. From May 2001 to May 2003, he served as Chief Financial Officer of Bayview Technology Group, LLC, a privately held company that manufactured and distributed energy-efficient products. From May 2003 to October 2004, he served as that company’s Chief Executive Officer. Mr. Tinter is a Certified Public Accountant.
Mr. Tinter has been a resident of Colorado since 1976 and has been familiar with the Company since its founding in 1995.

About Kolorfusion

Kolorfusion is the owner of process patents for three-dimensional product decoration. The Company’s technology is considered a major breakthrough for product finishing, as the process actually transfers any design with any colors into a product’s coating or directly into the plastic or aluminum part itself, no matter the shape. The result is a fully decorated product as durable as the coating or part. Kolorfusion’s technology is ultraviolet resistant, cost effective, and safe for the environment. Unlike decals, silk screening, or standard painting, Kolorfusion’s patented processes offer a full spectrum of colors, shades, and designs. Kolorfusion generates revenues through processing contracts and long-term purchasing and license agreements with product manufacturers. Kolorfusion continues to expand its licensing of major OEM’s such as Polaris Industries, Sunrise Medical, Chesta, Inc., and provide processing for customers such as Wahl, Gerber, Sony, and others.

Visit our website at: www.kolorfusion.com

This news release contains forward-looking statements related to future growth and earnings opportunities. Such statements are based upon certain assumptions and assessments made by management of the Company in light of current conditions, expected future developments and other factors it believes to be appropriate. Actual results may differ as a result of factors over which the Company has no control.

CONTACT: Kolorfusion International, Inc. in Aurora, Steve Nagel, 303-340-9994.